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                                                            EXHIBIT 21


                          Subsidiaries of the Company


   As of March 24, 2000, the Company owned or controlled the following percentages of the capital stock of the corporations listed below:


                                       State or Country of
   Name of Corporation                    Incorporation     % Owned
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
Kollmorgen Overseas Development
    Corporation                        Delaware             100

Proto-Power Corporation                Delaware             100

Kollmorgen Tandon (India)              India                100

Tianjin Kollmorgen Industrial          Peoples' Republic
    Drives Corporation                 of China              83

Artus Group                            France               100
        Kollmorgen Artus
        Societe Anonyme Cryla

Kollmorgen Seidel Servo Drives GmbH    Germany              100

Kollmorgen Servotronix, Ltd.           Israel               100

Kollmorgen Magnedyne Corporation       Delaware             100

Calzoni S.p.A.                         Italy                100

SEMCOM, a.s.                           Czech Republic       100
        SMB s.r.o                      Czech Republic       100
        SMB GmbH                       Germany              100

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